                                                      --------------------------
                            UNITED STATES                    OMB APPROVAL
                  SECURITIES AND EXCHANGE COMMISSION  --------------------------
                                                        OMB Number: 3235-0145
                       WASHINGTON, D.C. 20549         --------------------------
                                                      Expires: December 31, 2005
                                                      --------------------------
                                                      Estimated average burden
                             SCHEDULE 13G             hours per response...11
                                                      --------------------------


              UNDER THE SECURITIES EXCHANGE ACT OF 1934
                            (AMENDMENT NO. 4)*


                          LIFECELL CORPORATION
--------------------------------------------------------------------------------
                            (Name of Issuer)


                      COMMON STOCK, $0.001 PAR VALUE
--------------------------------------------------------------------------------
                     (Title of Class of Securities)


                               531927101
            --------------------------------------------------------
                             (CUSIP Number)


                           DECEMBER 31, 2004
--------------------------------------------------------------------------------
          (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:


   / /       Rule 13d-1(b)

   / /       Rule 13d-1(c)

   /X/       Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.  531927101
         --------------


-------------------------------------------------------------------------------


  1. Names of Reporting Persons.

     I.R.S. Identification Nos. of above persons (entities only)
     VECTOR LATER-STAGE EQUITY FUND, L.P.
-------------------------------------------------------------------------------
  2. Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                       (a)  /X/
                                                                       (b)  / /
-------------------------------------------------------------------------------
  3. SEC Use Only



-------------------------------------------------------------------------------
  4. Citizenship or Place of Organization


     DELAWARE
-------------------------------------------------------------------------------
Number of Shares           5. Sole Voting Power
Beneficially Owned by
Each Reporting Person         0
With                       ----------------------------------------------------
                           6. Shared Voting Power

                              0
                           ----------------------------------------------------
                           7. Sole Dispositive Power

                              0
                           ----------------------------------------------------
                           8. Shared Dispositive Power

                              0
-------------------------------------------------------------------------------
 9. Aggregate Amount Beneficially Owned by Each Reporting Person

    0
-------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /


-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)


    0%
-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)

    PN
-------------------------------------------------------------------------------

CUSIP No.  531927101
         --------------


-------------------------------------------------------------------------------


  1. Names of Reporting Persons.

     I.R.S. Identification Nos. of above persons (entities only)
     VECTOR FUND MANAGEMENT, L.P.
-------------------------------------------------------------------------------
  2. Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                       (a)  /X/
                                                                       (b)  / /
-------------------------------------------------------------------------------
  3. SEC Use Only



-------------------------------------------------------------------------------
  4. Citizenship or Place of Organization


     DELAWARE
-------------------------------------------------------------------------------
Number of Shares           5. Sole Voting Power
Beneficially Owned by
Each Reporting Person         0
With                       ----------------------------------------------------
                           6. Shared Voting Power

                              0
                           ----------------------------------------------------
                           7. Sole Dispositive Power

                              0
                           ----------------------------------------------------
                           8. Shared Dispositive Power

                              0
-------------------------------------------------------------------------------
 9. Aggregate Amount Beneficially Owned by Each Reporting Person

    0
-------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /


-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)


    0%
-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)


    PN
-------------------------------------------------------------------------------

CUSIP No.  531927101
         --------------


-------------------------------------------------------------------------------


  1. Names of Reporting Persons.

     I.R.S. Identification Nos. of above persons (entities only)
     VSI ADVISORS, L.L.C.
-------------------------------------------------------------------------------
  2. Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                       (a)  /X/
                                                                       (b)  / /
-------------------------------------------------------------------------------
  3. SEC Use Only


-------------------------------------------------------------------------------
  4. Citizenship or Place of Organization


     DELAWARE
-------------------------------------------------------------------------------
Number of Shares           5. Sole Voting Power
Beneficially Owned by
Each Reporting Person         0
With                       ----------------------------------------------------
                           6. Shared Voting Power

                              125,000 (SEE ITEM 4)
                           ----------------------------------------------------
                           7. Sole Dispositive Power

                              0
                           ----------------------------------------------------
                           8. Shared Dispositive Power

                              125,000 (SEE ITEM 4)
-------------------------------------------------------------------------------
 9. Aggregate Amount Beneficially Owned by Each Reporting Person

    125,000 (SEE ITEM 4)
-------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /


-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)


    0.4%
-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)


    PN
-------------------------------------------------------------------------------

CUSIP No.  531927101
         --------------


-------------------------------------------------------------------------------


  1. Names of Reporting Persons.

     I.R.S. Identification Nos. of above persons (entities only)
     D. THEODORE BERGHORST
-------------------------------------------------------------------------------
  2. Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                       (a)  /X/
                                                                       (b)  / /
-------------------------------------------------------------------------------
  3. SEC Use Only


-------------------------------------------------------------------------------
  4. Citizenship or Place of Organization


     United States of America
-------------------------------------------------------------------------------
Number of Shares           5. Sole Voting Power
Beneficially Owned by
Each Reporting Person         523,378 (SEE ITEM 4)
With                       ----------------------------------------------------
                           6. Shared Voting Power

                              125,000 (SEE ITEM 4)
                           ----------------------------------------------------
                           7. Sole Dispositive Power

                              523,378 (SEE ITEM 4)
                           ----------------------------------------------------
                           8. Shared Dispositive Power

                              125,000 (SEE ITEM 4)
-------------------------------------------------------------------------------
 9. Aggregate Amount Beneficially Owned by Each Reporting Person

    648,378 (SEE ITEM 4)
-------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /


-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)


    2.3%
-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)


    IN
-------------------------------------------------------------------------------

CUSIP No.  531927101
         --------------


-------------------------------------------------------------------------------


  1. Names of Reporting Persons.

     I.R.S. Identification Nos. of above persons (entities only)
     PETER F. DRAKE
-------------------------------------------------------------------------------
  2. Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                       (a)  /X/
                                                                       (b)  / /
-------------------------------------------------------------------------------
  3. SEC Use Only


-------------------------------------------------------------------------------
  4. Citizenship or Place of Organization


     UNITED STATES OF AMERICA
-------------------------------------------------------------------------------
Number of Shares           5. Sole Voting Power
Beneficially Owned by
Each Reporting Person         44,293 (SEE ITEM 4)
With                       ----------------------------------------------------
                           6. Shared Voting Power

                              0
                           ----------------------------------------------------
                           7. Sole Dispositive Power

                              44,293 (SEE ITEM 4)
                           ----------------------------------------------------
                           8. Shared Dispositive Power

                              0
-------------------------------------------------------------------------------
 9. Aggregate Amount Beneficially Owned by Each Reporting Person

    44,293 (SEE ITEM 4)
-------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /


-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)


    0.2%
-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)


    IN
-------------------------------------------------------------------------------

CUSIP No.  531927101
         --------------


-------------------------------------------------------------------------------


  1. Names of Reporting Persons.

     I.R.S. Identification Nos. of above persons (entities only)
     BARCLAY A. PHILLIPS
-------------------------------------------------------------------------------
  2. Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                       (a)  /X/
                                                                       (b)  / /
-------------------------------------------------------------------------------
  3. SEC Use Only


-------------------------------------------------------------------------------
  4. Citizenship or Place of Organization


     UNITED STATES OF AMERICA
-------------------------------------------------------------------------------
Number of Shares           5. Sole Voting Power
Beneficially Owned by
Each Reporting Person         15,825
With                       ----------------------------------------------------
                           6. Shared Voting Power

                              0
                           ----------------------------------------------------
                           7. Sole Dispositive Power

                              15,825
                           ----------------------------------------------------
                           8. Shared Dispositive Power

                              0
-------------------------------------------------------------------------------
 9. Aggregate Amount Beneficially Owned by Each Reporting Person

    15,825
-------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /


-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)


    0.1%
-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)


    IN
-------------------------------------------------------------------------------

CUSIP No.  531927101
         --------------


-------------------------------------------------------------------------------


  1. Names of Reporting Persons.

     I.R.S. Identification Nos. of above persons (entities only)
     DOUGLAS REED
-------------------------------------------------------------------------------
  2. Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                       (a)  /X/
                                                                       (b)  / /
-------------------------------------------------------------------------------
  3. SEC Use Only


-------------------------------------------------------------------------------
  4. Citizenship or Place of Organization


     UNITED STATES OF AMERICA
-------------------------------------------------------------------------------
Number of Shares           5. Sole Voting Power
Beneficially Owned by
Each Reporting Person         40,163
With                       ----------------------------------------------------
                           6. Shared Voting Power

                              0
                           ----------------------------------------------------
                           7. Sole Dispositive Power

                              40,163
                           ----------------------------------------------------
                           8. Shared Dispositive Power

                              0
-------------------------------------------------------------------------------
 9. Aggregate Amount Beneficially Owned by Each Reporting Person

    40,163
-------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /


-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)


    0.1%
-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)


    IN
-------------------------------------------------------------------------------

CUSIP No.  531927101
         --------------


-------------------------------------------------------------------------------


  1. Names of Reporting Persons.

     I.R.S. Identification Nos. of above persons (entities only)
     THOMAS C. DORN
-------------------------------------------------------------------------------
  2. Check the Appropriate Box if a Member of a Group (See Instructions)

                                                                       (a)  /X/
                                                                       (b)  / /
-------------------------------------------------------------------------------
  3. SEC Use Only


-------------------------------------------------------------------------------
  4. Citizenship or Place of Organization


     UNITED STATES OF AMERICA
-------------------------------------------------------------------------------
Number of Shares           5. Sole Voting Power
Beneficially Owned by
Each Reporting Person         26,723
With                       ----------------------------------------------------
                           6. Shared Voting Power

                              0
                           ----------------------------------------------------
                           7. Sole Dispositive Power

                              26,723
                           ----------------------------------------------------
                           8. Shared Dispositive Power

                              0
-------------------------------------------------------------------------------
 9. Aggregate Amount Beneficially Owned by Each Reporting Person

    26,723
-------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) / /


-------------------------------------------------------------------------------
11. Percent of Class Represented by Amount in Row (9)


    0.1%
-------------------------------------------------------------------------------
12. Type of Reporting Person (See Instructions)


    IN
-------------------------------------------------------------------------------

ITEM 1.

     (a)   Name of Issuer

           LIFECELL CORPORATION
           --------------------------------------------------------------------
     (b)   Address of Issuer's Principal Executive Offices

           ONE MILLENNIUM WAY, BRANCHBURG, NJ 08876
           --------------------------------------------------------------------

ITEM 2.
     (a)   Name of Person Filing

           THIS SCHEDULE 13G IS BEING JOINTLY FILED BY EACH OF
           THE FOLLOWING PERSONS PURSUANT TO RULE 13-D(1) (K) PROMULGATED BY THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO SECTION 13 OF THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED (THE "ACT"):
           (1) VECTOR LATER-STAGE EQUITY FUND, L.P. ("VLSEF"); (2) VECTOR FUND MANAGEMENT, L.P. ("VFM"); (3) VSI ADVISORS, L.L.C. ("VSI");
           (4) D. THEODORE BERGHORST; (5) PETER F. DRAKE; (6) BARCLAY A. PHILLIPS; (7) DOUGLAS REED; (8) THOMAS C. DORN. EACH OF THE FOREGOING IS HEREINAFTER INDIVIDUALLY REFERRED TO AS A "REPORTING PERSON" AND COLLECTIVELY AS THE "REPORTING PERSONS". THE REPORTING PERSONS HAVE ENTERED INTO A JOINT FILING AGREEMENT, A COPY OF WHICH IS FILED WITH THIS SCHEDULE 13G AS EXHIBIT A, PURSUANT TO WHICH THE REPORTING PERSONS HAVE AGREED TO FILE THIS STATEMENT JOINTLY IN ACCORDANCE WITH THE PROVISIONS OF RULE 13D-1 (K) (1) UNDER THE ACT.

           THE REPORTING PERSONS MAY BE DEEMED TO CONSTITUTE A "GROUP" FOR PURPOSES OF SECTION 13(D) (3) OF THE ACT. THE REPORTING PERSONS EXPRESSLY DISCLAIM THAT THEY HAVE AGREED TO ACT AS A GROUP OTHER THAN AS DESCRIBED IN THIS SCHEDULE 13G.
           --------------------------------------------------------------------
     (b)   Address of Principal Business Office or, if none, Residence

           THE ADDRESS OF THE PRINCIPAL BUSINESS OFFICE OF EACH OF THE REPORTING PERSONS IS 1751 LAKE COOK ROAD, SUITE 350, DEERFIELD, ILLINOIS 60015.
           --------------------------------------------------------------------
     (c)   Citizenship

           VLSEF AND VFM ARE DELAWARE LIMITED PARTNERSHIPS AND VSI IS A DELAWARE LIMITED LIABILITY COMPANY. D. THEODORE BERGHORST, PETER F. DRAKE, BARCLAY A. PHILLIPS, DOUGLAS REED, AND THOMAS C. DORN ARE REPORTING PERSONS WHO ARE CITIZENS OF THE UNITED STATES OF AMERICA.
           --------------------------------------------------------------------
     (d)   Title of Class of Securities

           COMMON STOCK, PER VALUE $0.001 PER SHARE
           --------------------------------------------------------------------
     (e)   CUSIP Number

           531927101
           --------------------------------------------------------------------


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

           (a) / / Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

           (b)  / / Bank as defined in section 3(a)(6) of the Act
                    (15 U.S.C. 78c).

           (c) / / Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

           (d) / / Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

           (e) / / An investment adviser in accordance with Section 240.13d-1(b)(1)(ii)(E);

           (f) / / An employee benefit plan or endowment fund in accordance with Section 240.13d-1(b)(1)(ii)(F);

           (g) / / A parent holding company or control person in accordance with Section 240.13d-1(b)(1)(ii)(G);

           (h) / / A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

           (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

           (j)  / / Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

ITEM 4.    OWNERSHIP


Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

PURSUANT TO RULE 13D-4 OF THE ACT, THE REPORTING PERSONS EXPRESSLY DECLARE THAT THE FILING OF THIS STATEMENT SHALL NOT BE CONSTRUED AS AN ADMISSION THAT ANY SUCH PERSON IS, FOR THE PURPOSES OF SECTION 13(D) AND/OR SECTION 13(G) OF THE ACT, THE BENEFICIAL OWNER OF ANY SECURITIES COVERED BY THIS STATEMENT EXCEPT FOR OTHERWISE EXPRESSLY DESCRIBED BELOW.

ALL OWNERSHIP PERCENTAGES OF THE SECURITIES REPORTED HEREIN ARE BASED UPON 28,490,970 SHARES OF COMMON STOCK OUTSTANDING AS OF OCTOBER 21, 2004, AS DISCLOSED IN THE COMPANY'S QUARTERLY REPORT FILED ON FORM 10-Q WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 22, 2004 FOR THE FISCAL QUARTER ENDED SEPTEMBER 30, 2004.

VLSEF

          (a)  Amount beneficially owned:
               0
           --------------------------------------------------------------------
          (b)  Percent of Class:
               0%
           --------------------------------------------------------------------
          (c)  Number of shares as to which the person has:

           --------------------------------------------------------------------
                  (i)   Sole power to vote or to direct the vote
                        0
                  -------------------------------------------------------------
                  (ii)  Shared power to vote or to direct the vote
                        0
                  -------------------------------------------------------------
                  (iii) Sole power to dispose or to direct the disposition of
                        0
                  -------------------------------------------------------------
                  (iv)  Shared power to dispose or to direct the disposition of
                        0
                  -------------------------------------------------------------

ITEM 4.    OWNERSHIP

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

VFM

          (a)  Amount beneficially owned:

           --------------------------------------------------------------------
          (b)  Percent of Class:
               0%
           --------------------------------------------------------------------
          (c)  Number of shares as to which the person has:

           --------------------------------------------------------------------
                  (i)   Sole power to vote or to direct the vote
                        0
                  -------------------------------------------------------------
                  (ii)  Shared power to vote or to direct the vote
                        0
                  -------------------------------------------------------------
                  (iii) Sole power to dispose or to direct the disposition of
                        0
                  -------------------------------------------------------------
                  (iv)  Shared power to dispose or to direct the disposition of
                        0
                  -------------------------------------------------------------

ITEM 4.    OWNERSHIP


Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

VSI

          (a) Amount beneficially owned: VSI IS THE DIRECT OWNER OF WARRANTS TO PURCHASE 125,000 SHARES OF COMMON STOCK. VSI DISCLAIMS BENEFICIAL OWNERSHIP OF ANY OTHER SECURITIES COVERED BY THIS STATEMENT.
           --------------------------------------------------------------------
          (b)  Percent of Class:
               0.4%
           --------------------------------------------------------------------
          (c)  Number of shares as to which the person has:

           --------------------------------------------------------------------
                  (i)   Sole power to vote or to direct the vote
                        0
                  -------------------------------------------------------------
                  (ii)  Shared power to vote or to direct the vote
                        125,000
                  -------------------------------------------------------------
                  (iii) Sole power to dispose or to direct the disposition of
                        0
                  -------------------------------------------------------------
                  (iv) Shared power to dispose or to direct the disposition of 125,000
                  -------------------------------------------------------------

ITEM 4.    OWNERSHIP


Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

D. THEODORE BERGHORST

          (a) Amount beneficially owned: D. THEODORE BERGHORST IS A DIRECT BENEFICIAL OWNER OF AND HAS SOLE DISPOSITIVE AND VOTING POWER OVER 523,378 SHARES OF COMMON STOCK. ALSO, BY VIRTUE OF
               D. THEODORE BERGHORST BEING THE MANAGING MEMBER OF VSI, FOR PURPOSES OF RULE 13D-3 OF THE ACT, HE MAY BE DEEMED TO BE A BENEFICIAL OWNER OF THE WARRANTS TO PURCHASE 125,000 SHARES
               OF COMMON STOCK BENEFICIALLY OWNED BY VSI. D. THEODORE BERGHORST DISCLAIMS BENEFICIAL OWNERSHIP OF ANY OTHER SECURITIES COVERED BY THIS STATEMENT.
           --------------------------------------------------------------------
          (b)  Percent of Class:
               2.3%
           --------------------------------------------------------------------
          (c)  Number of shares as to which the person has:

           --------------------------------------------------------------------
                  (i)   Sole power to vote or to direct the vote
                        523,378
                  -------------------------------------------------------------
                  (ii)  Shared power to vote or to direct the vote
                        125,000
                  -------------------------------------------------------------
                  (iii) Sole power to dispose or to direct the disposition of
                        523,378
                  -------------------------------------------------------------
                  (iv) Shared power to dispose or to direct the disposition of 125,000
                  -------------------------------------------------------------

ITEM 4.    OWNERSHIP


Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

PETER F. DRAKE

          (a)  Amount beneficially owned: PETER F. DRAKE IS A DIRECT
               BENEFICIAL OWNER OF AND HAS SOLE DISPOSITIVE AND VOTING
               POWER OVER 44,293 SHARES OF COMMON STOCK. PETER F. DRAKE DISCLAIMS BENEFICIAL OWNERSHIP OF ANY OTHER SECURITIES
               COVERED BY THIS STATEMENT.
           --------------------------------------------------------------------
          (b)  Percent of Class:
               0.2%
           --------------------------------------------------------------------
          (c)  Number of shares as to which the person has:
               44,293
           --------------------------------------------------------------------
                  (i)   Sole power to vote or to direct the vote
                        44,293
                  -------------------------------------------------------------
                  (ii)  Shared power to vote or to direct the vote
                        0
                  -------------------------------------------------------------
                  (iii) Sole power to dispose or to direct the disposition of
                        44,293
                  -------------------------------------------------------------
                  (iv)  Shared power to dispose or to direct the disposition of
                        0
                  -------------------------------------------------------------

ITEM 4.    OWNERSHIP


Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

BARCLAY A. PHILLIPS

          (a) Amount beneficially owned: BARCLAY A. PHILLIPS IS A DIRECT BENEFICIAL OWNER OF AND HAS SOLE DISPOSITIVE AND VOTING POWER OVER 15,825 SHARES OF COMMON STOCK. BARCLAY A. PHILLIPS DISCLAIMS BENEFICIAL OWNERSHIP OF ANY OTHER SECURITIES COVERED BY THIS STATEMENT.
           --------------------------------------------------------------------
          (b)  Percent of Class:
               0.1%
           --------------------------------------------------------------------
          (c)  Number of shares as to which the person has:
               15,825
           --------------------------------------------------------------------
                  (i)   Sole power to vote or to direct the vote
                        15,825
                  -------------------------------------------------------------
                  (ii)  Shared power to vote or to direct the vote
                        0
                  -------------------------------------------------------------
                  (iii) Sole power to dispose or to direct the disposition of
                        15,825
                  -------------------------------------------------------------
                  (iv)  Shared power to dispose or to direct the disposition of
                        0
                  -------------------------------------------------------------

ITEM 4.    OWNERSHIP


Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

DOUGLAS REED

          (a) Amount beneficially owned: DOUGLAS REED IS A DIRECT BENEFICIAL OWNER OF AND HAS SOLE DISPOSITIVE AND VOTING POWER OVER 40,163 SHARES OF COMMON STOCK. DOUGLAS REED DISCLAIMS BENEFICIAL OWNERSHIP OF ANY OTHER SECURITIES COVERED BY THIS STATEMENT.
           --------------------------------------------------------------------
          (b)  Percent of Class:
               0.1%
           --------------------------------------------------------------------
          (c)  Number of shares as to which the person has:

           --------------------------------------------------------------------
                  (i)   Sole power to vote or to direct the vote
                        40,163
                  -------------------------------------------------------------
                  (ii)  Shared power to vote or to direct the vote
                        0
                  -------------------------------------------------------------
                  (iii) Sole power to dispose or to direct the disposition of
                        40,163
                  -------------------------------------------------------------
                  (iv)  Shared power to dispose or to direct the disposition of
                        0
                  -------------------------------------------------------------

ITEM 4.    OWNERSHIP


Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

THOMAS C. DORN

          (a)  Amount beneficially owned: THOMAS C. DORN IS A DIRECT
               BENEFICIAL OWNER OF 26,723 SHARES OF COMMON STOCK.
               THOMAS C. DORN DISCLAIMS BENEFICIAL OWNERSHIP OF ANY OTHER SECURITIES COVERED BY THIS STATEMENT.
           --------------------------------------------------------------------
          (b)  Percent of Class:
               .1%
           --------------------------------------------------------------------
          (c)  Number of shares as to which the person has:

           --------------------------------------------------------------------
                  (i)   Sole power to vote or to direct the vote
                        26,723
                  -------------------------------------------------------------
                  (ii)  Shared power to vote or to direct the vote
                        0
                  -------------------------------------------------------------
                  (iii) Sole power to dispose or to direct the disposition of
                        26,723
                  -------------------------------------------------------------
                  (iv)  Shared power to dispose or to direct the disposition of
                        0
                  -------------------------------------------------------------

ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following /X/.

ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

          SEE RESPONSE TO ITEM 4

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

          NOT APPLICABLE

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

          NOT APPLICABLE

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

          NOT APPLICABLE

ITEM 10.  CERTIFICATION

          NOT APPLICABLE

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 11, 2005

VECTOR LATER-STAGE EQUITY FUND, L.P.

BY:        VECTOR FUND MANAGEMENT, L.P.
ITS:       GENERAL PARTNER

BY:        VECTOR ASSET MANAGEMENT, INC.
ITS:       MANAGING MEMBER

BY:        /S/ THOMAS C. DORN
           -----------------------------
           CHIEF FINANCIAL OFFICER

VECTOR FUND MANAGEMENT, L.P.

BY:        VECTOR ASSET MANAGEMENT, INC.
ITS:       GENERAL PARTNER

BY:        /S/ THOMAS C. DORN
           -----------------------------
           CHIEF FINANCIAL OFFICER

VSI ADVISORS, L.L.C.

BY:        /S/ D. THEODORE BERGHORST
           ---------------------------------
           D. THEODORE BERGHORST, MANAGING MEMBER


/S/ D. THEODORE BERGHORST
---------------------------------
D. THEODORE BERGHORST

/S/ PETER F. DRAKE
-------------------------------
PETER F. DRAKE

/S/ BARCLAY A. PHILLIPS
------------------------------
BARCLAY A. PHILLIPS

/S/ DOUGLAS REED
------------------------------
DOUGLAS REED

/S/ THOMAS C. DORN
-----------------------------
THOMAS C. DORN